Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harte Hanks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-90022, 333-127993, 333-159151, and 333-189162) on Form S-8 of Harte Hanks, Inc. of our report dated March 5, 2015 with respect to the consolidated balance sheets of Harte Hanks, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Harte Hanks, Inc.

/s/  KPMG LLP

San Antonio, Texas
March 5, 2015